Exhibit 99.1

TARGETED GENETICS EXTENDS AIDS VACCINE PARTNERSHIP
WITH IAVI AND CCRI

— Collaboration Supports AIDS Vaccine Product Development Candidate
Currently in Phase I Study —

Seattle, WA — January 8, 2004 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced a three year extension of its collaboration agreement with the International AIDS Vaccine Initiative (IAVI) and Columbus Children’s Research Institute (CCRI) at Children’s Hospital in Columbus, Ohio, to develop an AIDS vaccine. The agreement will provide funding to Targeted Genetics of up to US $10.7 million in 2004.

The funding to be received by Targeted Genetics will support manufacturing of clinical supply and preclinical studies to evaluate the utility of various HIV antigens in a multi-component AIDS vaccine. Under the collaboration, IAVI will separately fund clinical trials of tgAAC09, a rAAV (recombinant adeno associated virus) – based AIDS vaccine candidate, currently in a Phase I clinical study.

“The continued relationship with IAVI and CCRI demonstrates the collaboration members’ belief in the potential of a rAAV-based AIDS vaccine,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “tgAAC09, our initial product candidate developed as part of this collaboration, represents the first time that a rAAV-based vaccine has been brought into clinical development. We believe that vaccines are a logical application and extension of our rAAV vector technology. Results of animal studies to date show a protective immune response to viral infection following single-shot administration. We look forward to results of our Phase I study and are pleased to continue work with a team of exceptional talent and expertise.”

A Phase I clinical trial of tgAAC09 as a single-shot vaccine began in December of 2003. tgAAC09 uses Targeted Genetics’ rAAV technology to elicit immune system responses in an effort to protect against AIDS. tgAAC09 is designed to elicit both an antibody and a cell-mediated immune response. The Phase I, dose-escalation clinical trial is a double-blind, placebo-controlled study that will enroll up to 50 volunteers, both men and women, who are uninfected with HIV and in good general health. Each volunteer receives a single intramuscular injection into the upper arm. Following vaccination, study participants will be monitored for safety and evaluated to see if tgAAC09 can elicit an immune response. If so, tgAAC09 may advance to a large-scale trial.

Seth F. Berkley, M.D., President and CEO of IAVI, said: “We are eager to continue to accelerate the development of AIDS vaccine candidates based on Targeted Genetics’ promising rAAV technology. Its potential to confer protection in just a single shot would be particularly useful for developing countries, where most HIV infections are occurring.”

The collaboration was originally formed in February of 2000 among Targeted Genetics, IAVI and CCRI to develop a rAAV-based AIDS vaccine, and has now been extended through the end of 2006. In return for its funding, and in keeping with its philanthropic mission, IAVI has secured rights to ensure that a vaccine, if successfully developed, will be distributed in developing countries at a reasonable price. Targeted Genetics retains all rights to develop and commercialize vaccines that are developed under the collaboration for developed nations.

About Targeted Genetics
Targeted Genetics Corp. (NASDAQ:TGEN; www.targetedgenetics.com) develops gene-based products for preventing and treating acquired and inherited diseases. The Company has two clinical product development programs, targeting cystic fibrosis and AIDS prophylaxis and expects to initiate clinical testing of its arthritis product candidate in the first quarter of 2004. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer and a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy.

About IAVI
The International AIDS Vaccine Initiative (IAVI; www.iavi.org) is a global nonprofit scientific organization working to speed the search for a vaccine to prevent HIV/AIDS. IAVI sponsors research partnerships to develop and test promising vaccine candidates. IAVI’s major financial supporters include the Bill & Melinda Gates Foundation; the Rockefeller, Sloan and Starr foundations; the World Bank; BD; the European Commission; and eight national governments that provide support through the Canada Fund for Africa Secretariat of the Canadian International Development Agency, the UK Department for International Development, the US Agency for International Development, the Netherlands Ministry of Foreign Affairs, Development Cooperation Ireland, the Ministry of Foreign Affairs of Denmark, the Norwegian Royal Ministry of Foreign Affairs and the Swedish International Development Cooperation Agency.

About CCRI
Columbus Children’s Research Institute (CCRI; www.ccri.net) on the campus of Columbus Children’s Hospital discovers novel approaches to human diseases through research that ranges from basic molecular biology to applied, patient-oriented research. In 2002, the Institute conducted more than 500 research projects. CCRI ranks among the top 10 in National Institutes of Health research awards to free-standing children’s hospitals in the US. CCRI is dedicated to enhancing the health of children and their families locally, nationally and globally.

Contacts
Courtney Self, Targeted Genetics, Seattle, +1 206 521 7392
Christopher Adasiewicz, IAVI, New York, +1 212 847 1049

This release contains forward-looking statements regarding funding from our collaborative partner, our regulatory filings, research programs, clinical trials and product development. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, any failure of our partners to provide funding, the timing, nature and results of our research and our clinical trials, our ability to recruit and enroll suitable trial participants, our ability to obtain and maintain regulatory or institutional approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.